Exhibit 99.1

UGI Corporation Announces Review of Strategic Alternatives
August 30, 2023

VALLEY FORGE, PA, August 30 – UGI Corporation (NYSE: UGI) announced today that its Board of Directors has initiated a process to evaluate potential strategic alternatives with the intent to unlock and maximize shareholder value. In consultation with financial and legal advisors, the strategic review, focused on the LPG businesses, will consider a range of strategic, operational and financial alternatives. The company is exploring a full range of options with the goal of reducing UGI’s earnings volatility and strengthening its balance sheet. Embedded within the review will also be actions to optimize the company's cost structure and re-align its capital allocation priorities.

UGI has engaged Goldman Sachs & Co. LLC and J.P. Morgan Securities, LLC as advisors in its review of strategic alternatives. There is no assurance that the strategic review process will result in the approval or completion of any specific transaction or outcome.

UGI has not established a timeline for completion of the review process and does not intend to disclose developments unless and until its Board of Directors approves a specific transaction, concludes the review, or determines that further disclosure is appropriate or is required.

About UGI Corporation
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

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